EXHIBIT 15

August 5, 2005

ANSYS, Inc.

275 Technology Drive

Canonsburg, PA 15317

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of ANSYS, Inc. and subsidiaries for the three and six-month periods ended June 30, 2005 and 2004 and have issued our report dated July 26, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 is incorporated by reference in this Registration Statement Nos. 333-110728, 333-69506, and 333-08613 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania